Exhibit 99.1

The Priceline Group Agrees to Acquire Momondo Group

The Group’s existing global meta brand KAYAK to oversee operations of momondo and Cheapflights

NORWALK, Conn., February 7, 2017 . . . Today The Priceline Group Inc. (NASDAQ: PCLN) announced that it has signed a definitive agreement to acquire the Momondo Group in a cash transaction whereby The Priceline Group will acquire all outstanding shares of the company for a price of $550 million. The Momondo Group, which operates momondo, a leading European travel meta engine that offers flights, hotels and car rentals, and Cheapflights, a leading global flight comparison and travel deals publishing platform, will roll under The Priceline Group’s leading travel meta brand, KAYAK.
“Metasearch is appealing to consumers and we're keen to expand our global footprint,” said Glenn Fogel, CEO of The Priceline Group. “Momondo and Cheapflights will be nice additions to our meta portfolio under KAYAK.”
“Momondo and Cheapflights have built great products serving loyal users across Europe,” said Steve Hafner, CEO, KAYAK. "We’re looking forward to learning from them and sharing best practices as our brands expand globally.”

“The Priceline Group has a proven track record of operating successful, customer-centric travel brands all over the world,” said Hugo Burge, CEO of Momondo Group. “We couldn’t be more excited to join such an esteemed group of loved brands and join forces with KAYAK to bring the best in meta search to our growing customer bases worldwide.”

The deal is expected to close later in the year, subject to regulatory approval. Headquartered in the UK and Copenhagen, with offices in Boston, the Momondo Group, currently a portfolio company of Great Hill Partners, will report into KAYAK CEO Steve Hafner after the acquisition.
About The Priceline Group
The Priceline Group (NASDAQ: PCLN) is the world leader in online travel and related services, provided to customers and partners in over 226 countries through six primary brands - Booking.com, priceline.com, KAYAK, agoda.com, Rentalcars.com, and OpenTable. The Priceline Group’s mission is to help people experience the world. For more information, visit pricelinegroup.com and follow us on Twitter @PricelineGroup.